EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-178821) on Amendment No. 1 to Form S‑3 of Ascent Solar Technologies, Inc. of our report dated February 28, 2011, relating to our audits of the financial statementsfor the years ended December 31, 2010 and 2009 and the periods from inception (October 18, 2005) through December 31, 2010, which appear in the Annual Report on Form 10-K of Ascent Solar Technologies, Inc. for the year ended December 31, 2010, which is also incorporated by reference in the Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado
January 26, 2012